Exhibit 99.1

Pacific Software to Acquire Metal Fabrication Company

TORONTO, ONTARIO -- May 9, 2013 - Pacific Software, Inc. ("the Company") (OTCBB: PFSF) today announced that it has entered into an agreement to acquire A & F Conveyors Limited, o/a A & F Industries (collectively referred to as “A & F”), a metal fabrication company based near Toronto, Canada.

Under the terms of the agreement, Pacific Software will issue nine million common shares and three million common share warrants (with vesting requirements and terms to be agreed upon) in exchange for 100% of the shares of A & F.  The closing of the transaction is subject to completion of the transaction documents, audit of A & F, and any regulatory approvals.

Established in 1967, A & F is a key partner to numerous industries supplying equipment for the Water Treatment, Wastewater Treatment, Pulp and Paper, Mining, Nuclear, Energy, Food, Biofuel and recently the addition of Waste Equipment. Mr. Bruno Zuccato will remain the President of A & F and will perform his duties under the supervision of the Pacific Software board of directors.

Mr. John Simmonds, CEO of Pacific Software Inc., commented, “With the acquisition of A & F, our Company and the Shareholders will have acquired a remarkable operating company, having sizeable revenues and assets including the manufacturing plant and underlying real estate.  By adding our extensive management expertise and resources, we expect to significantly increase revenues in the coming quarters.”

Mr. Bruno Zuccato, President of A & F, stated, “Our industry has been experiencing a significant upturn in the market and with our brand recognition and solid reputation we have grown right along with it.  Combining our business with Pacific’s management experience and resources, we expect to reach out globally and expand our customer base considerably.”

About Pacific Software:

Pacific Software has brought together a stellar group of visionaries, managers and seasoned professionals with extensive experience and talent across varied industries to identify opportunities prime for consolidation, expansion and further development.  The mission of Pacific Software is to acquire and consolidate profitable businesses with solid business models and technologies, introduce capital and strong management and improve the efficiency of each company by sharing services across the group. Pacific Software is well positioned in the fast growing environment of aging boomer business owners who are past the wealth accumulation phase of their life and do not have a clear succession plan or exit strategy.

Forward-looking Statements Disclaimer

Note: This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Pacific Software, Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Pacific Software's SEC filings. Pacific Software, Inc. undertakes no obligation to update information contained in this release.

Contact Information

Pacific Software Inc.

Mr. John G. Simmonds

Chairman, President and Chief Executive Officer

Direct: +1 905-833-3072 Ext 223